Exhibit 10.2

TERMINATION AND ASSIGNMENT AGREEMENT

This Termination AND ASSIGNMENT Agreement(the “Termination Agreement”) is dated January 31, 2018, but made effective as of January 1, 2018 (the “Effective Date”), among CRANE CREEK SURGICAL PARTNERS, LLC, a Florida corporation (the “Center”) and BCS-MANAGEMENT, LLC, an Ohio limited liability company (“BCS”). The Center and BCS shall be referred to herein as the “Parties”, and each, a “Party”.

WHEREAS, the Parties have entered into that certain Amended and Restated Management Services Agreement dated as of September 1, 2013(the “Management Agreement”);

WHEREAS, upon execution of this Agreement, BCS shall assign the Management Agreement to CCSC Holdings, Inc., a Florida corporation (“CCSC”); and

WHEREAS, the Parties hereto desire to terminate and assign the Agreement on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the premises set forth above and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.                   Termination of the Management Agreement. Subject to the terms and conditions of this Termination Agreement, the Management Agreement is hereby terminated as of the date first written above (the “Termination Date”). From and after the Termination Date, the Management Agreement will be of no further force or effect with respect to the Parties, and the rights and obligations of each of the Parties there under shall terminate subject to the terms set forth herein; provided, however, that until March 31, 2018 (the “Transition Period”), BCS shall provide the Center business office, financial, accounting and other related services necessary to assist in the transition of the operation of the Center to new management (the “Transition Services”). As consideration for providing the Transition Services, the Center shall reimburse BCS for all reasonable expenses incurred in connection with the performance of the Transition Services or as otherwise may be pre-approved in writing by the Center. Invoices for reimbursable expenses shall be submitted to the CEO or CFO of First Choice Healthcare Solutions, Inc. (“FCHS”) for approval, together with all supporting documentation reasonably required by FCHS on behalf of the Center, and the Center shall pay such invoices within thirty (30) days following such approval. BCS shall maintain books and records supporting all reimbursable expenses incurred in connection with performance of the Transition Services for a period of four (4) years hereafter. The Center shall have access during BCS’s regular business hours to such books and records of BCS as required to verify any and all reimbursable costs. Notwithstanding anything to the contrary contained in this Section 1, BCS shall cooperate with FCHS and execute such instruments or documents, supply such invoices or information and take such other actions as may reasonably be requested from time to time by FCHS in order for FCHS to carry out its obligations under the rules and regulations of the Securities Exchange Act of 1934, including but not limited to the timely filing of the Form 10-K and preparing audited financials.

2.                   Termination Payment. As material consideration for the covenants, agreements, and undertakings of the Parties under this Termination Agreement, the Center shall pay BCS an amount equal to One Hundred Seventy-Five Thousand Dollars ($175,000.00) (the “Termination Payment”), payable on or before January 31, 2018, or such other date as the Parties may mutually agree. The Parties hereby agree and acknowledge that, in addition to the foregoing, the Termination Payment represents all management fees due and owing to BCS under the Agreement, and the Center shall have no other obligations there under to BCS, unless otherwise set forth herein. In addition, BCS hereby agrees to prepare and file all documents necessary to terminate the arbitration proceeding Claim No. 4246 against the Center.

3.                   Assignment and Assumption. BCS hereby assigns, grants, conveys and transfers to CCSC all of BCS’s right, title and interest in and to the Management Agreement. CCSC hereby accepts such assignment and assumes all of BCS’s duties and obligations (as more fully described on Exhibit A attached hereto) under the Management Agreement and agrees to pay, perform and discharge, as and when due, all of the obligations of BCS under the Management Agreement accruing on and after the Effective Date. In connection with the foregoing, during the Transition Period, BCS shall provide any and all information, documents, records, access to accounts or such other information as may be reasonably necessary or helpful to allow CCSC to successfully perform its obligations under the Management Agreement. By execution of this Termination Agreement, the Center consents to the assignment and assumption of the Management Agreement as set forth in this Section 3.

4.                   Mutual Release.

(a)                 In consideration of the covenants, agreements and undertakings of the Parties under this Termination Agreement, each Party, on behalf of itself and its respective present and former parents, subsidiaries, affiliates, officers, directors, shareholders, members, successors and assigns (collectively, “Releasors”) hereby releases, waives and forever discharges the other Party and its respective present and former, direct and indirect, parents, subsidiaries, affiliates, employees, officers, directors, shareholders, members, agents, representatives, permitted successors and permitted assigns (collectively, “Releasees”) of and from any and all actions, causes of action, suits, losses, liabilities, rights, debts, dues, sums of money, accounts, reckonings, obligations, costs, expenses, liens, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims, and demands, of every kind and nature whatsoever, whether now known or unknown, foreseen or unforeseen, matured or unmatured, suspected or unsuspected, in law, admiralty or equity (collectively, “Claims”), which any of such Releasors ever had, now have, or hereafter can, shall, or may have against any of such Releasees for, upon, or by reason of any matter, cause, or thing whatsoever from the beginning of time through the date of this Termination Agreement arising out of or relating to the Management Agreement, except for (i) any Claims relating to rights and obligations preserved by, created by or otherwise arising out of this Termination Agreement and (ii) any Claims made by third parties against any of the Parties.

(b)                 Each Party, on behalf of itself and each of its respective Releasors, understands that it may later discover Claims or facts that may be different than, or in addition to, those that it or any other Releasor now knows or believes to exist regarding the subject matter of the release contained in this Section 4, and which, if known at the time of signing this Termination Agreement, may have materially affected this Termination Agreement and such Party’s decision to enter into it and grant the release contained in this Section 4. Nevertheless, the Releasors intend to fully, finally and forever settle and release all Claims that now exist, may exist or previously existed, as set forth in the release contained in this Section 4, whether known or unknown, foreseen or unforeseen, or suspected or unsuspected, and the release given herein is and will remain in effect as a complete release, notwithstanding the discovery or existence of such additional or different facts. The Releasors hereby waive any right or Claim that might arise as a result of such different or additional Claims or facts.

5.                   Restrictive Covenants.

(a)                 Non-Solicitation/Non-Interference. In consideration of the Termination Payment received by BCS, during the period beginning on the Effective Date and ending after the expiration of the two (2) consecutive year period thereafter, BCS will not directly or indirectly, for himself/itself or for any other person, corporation, firm or entity (each, a “Person”), either as a principal, shareholder, member, agent, manager, employee, contractor, owner, partner, director, officer or in any other capacity, engage in any of the following activities, without regard to geographic location:

(i)                   Request, advise, or encourage any customer of the Center (or any successor in interest) to terminate or curtail its relationship with the Center, or requesting or advising any Person to refrain from becoming a customer or supplier of the Center; or

(ii)                 Request, advise, or encourage any employee, agent, representative or independent contractor of the Center (or any successor in interest) to terminate his, her, or its relationship with the Center, or request or advise any Person to refrain from becoming an employee, agent, representative or independent contractor of the Center, or otherwise pursuing, employing or retaining (as an employee, an independent contractor or otherwise) any employee, agent, representative or independent contractor of the Center without the written permission of the Center.

(b)                 Non-Disparagement. Each of the Parties, on behalf of itself and its respective Releasors, agree not to disparage or make negative statements (or induce or encourage others to disparage or make negative statements) about the other Party, including, without limitation, disparaging any of such parties in connection with disclosing the facts or circumstances surrounding this Termination Agreement. For the purposes of this subparagraph, the term “disparage” means any comments or statements which would adversely affect in any manner: (i) the conduct of the other Party or its respective Releaser’s businesses; or (ii) the business reputation or relationships of the other Party or its respective Releaser’s and/or any of their past or present officers, directors, owners, agents, employees, successors and assigns.

6.                   Representations and Warranties. Each Party hereby represents and warrants to the other Party that:

(a)                 It has the full right, power, corporate power and authority to enter into this Termination Agreement and to perform its obligations hereunder.This Termination Agreement has been executed and delivered by such Party and (assuming due authorization, execution, and delivery by the other Party hereto) constitutes the legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms.

(b)                 It (i) knows of no Claims against the other Party relating to or arising out of the Agreement that are not covered by the release contained in Section 4 and (ii) has neither assigned nor transferred any of the Claims released herein to any person or entity and no person or entity has subrogated to or has any interest or rights in any Claims.

7.                   Miscellaneous.

(a)                 The Parties hereby agree and acknowledge that pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), FCHS, as the parent company to CCSC, may be required to (a) issue a press release disclosing the material terms of the transactions contemplated hereby by 9:30 a.m. (New York City time) on the trading day immediately following the date hereof, and (b) file a Current Report on Form 8-K, including this Termination Agreement as an exhibit thereto, with the SEC within the time required by the Exchange Act.

(b)                 All notices, requests, consents, claims, demands, waivers, summons and other legal process, and other similar types of communications hereunder (each, a “Notice”) must be in writing and addressed to the relevant Party at the address set forth on the first page of this Termination Agreement (or to such other address that may be designated by the receiving Party from time to time in accordance with this Section 7(a)). All Notices must be delivered by personal delivery, nationally recognized overnight courier (with all fees pre-paid), or certified or registered mail (in each case, return receipt requested, postage prepaid).

(c)                 This Termination Agreement and all related documents, and all matters arising out of or relating to this Agreement, whether sounding in contract, tort, or statute are governed by, and construed in accordance with, the laws of the State of Florida, without giving effect to the conflict of laws provisions thereof to the extent such principles or rules would require or permit the application of the laws of any jurisdiction other than those of the State of Florida.

(d)                 This Termination Agreement and each of the terms and provisions hereof may only be amended, modified, waived or supplemented by an agreement in writing signed by each Party.

(e)                 Neither Party may assign, transfer or delegate any or all of its rights or obligations under this Termination Agreement without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that either Party may assign this Termination Agreement to an affiliate, a successor-in-interest by consolidation, merger or operation of law or to a purchaser of all or substantially all of the Party’s assets. This Termination Agreement will inure to the benefit of and be binding upon each of the Parties and each of their respective permitted successors and permitted assigns.

(f)                  This Termination Agreement may be executed in counterparts, each of which is deemed an original, but all of which constitutes one and the same agreement. Delivery of an executed counterpart of this Termination Agreement electronically or by facsimile shall be effective as delivery of an original executed counterpart of this Termination Agreement.

(g)                 Each of the Parties shall, and shall cause its respective affiliates to, from time to time at the request, furnish the other Party such further information or assurances, execute and deliver such additional documents, instruments and conveyances, and take such other actions and do such other things, as may be reasonably necessary or appropriate in the opinion of counsel to the requesting party to carry out the provisions of this Termination Agreement and give effect to the transactions contemplated hereby and thereby.

(h)                 This Termination Agreement constitutes the sole and entire agreement between the Parties with respect to the subject matter contained herein and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter.

SIGNATURE PAGE FOLLOWS

IN WITNESS WHEREOF, the Parties have executed this Termination and Assignment Agreement as of the date first written above.

CRANE CREEK SURGICAL PARTNERS, LLC

By:	/s/ Chris Romandetti
Name:	Chris Romandetti
Title:	Manager

BCS-MANAGEMENT, LLC

By:	/s/ Daniel R. Tasset
Name:	Daniel R. Tasset
Title:	Chairman

With respect solely to Section 3:

CCSC HOLDINGS, INC.

By:	/s/ Chris Romandetti
Name:	Chris Romandetti
Title:	Manager